EXHIBIT 99.1

OXiGENE Announces Initiation of Phase 1 Trial of OXi4503 in Patients With Acute Myelogenous Leukemia and Myelodysplastic Syndrome

OXi4503 is a Novel, Dual-Action Vascular Disrupting Agent

The Leukemia & Lymphoma Society to Provide Study Support

SOUTH SAN FRANCISCO, Calif., May 12, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced today that investigators at the University of Florida have initiated an investigator sponsored Phase 1 study of OXi4503 for the treatment of patients with acute myelogenous leukemia (AML) or myelodysplastic syndrome (MDS). OXi4503 is a novel, next-generation anticancer agent that is the first compound to combine vascular disrupting activity with direct cytotoxicity, the latter mediated through a reactive quinone metabolite. The open-label, dose-escalating study, which is sponsored in part by The Leukemia & Lymphoma Society's Therapy Acceleration Program, will be conducted in patients with relapsed or refractory AML or MDS and will evaluate the safety profile, maximum tolerated dose (MTD) and biologic activity of OXi4503.

"Based on the positive data from earlier preclinical studies of OXi4503, we believe this trial could represent an important step in advancing a new therapeutic option for patients with AML and MDS, especially older adults, who have failed to respond or have relapsed on other therapies," said Christopher R. Cogle, M.D., of the University of Florida and lead investigator of the study. "AML is a highly lethal cancer, and there is an urgent need for therapeutic approaches based on new mechanisms of action that can be used as monotherapy or in combination with current treatment regimens. This OXi4503 study may demonstrate that targeting both the leukemic cells and the endothelium could potentially be a promising and novel way to treat AML in resistant populations."

"OXi4503 is a valuable asset in our company's product portfolio of vascular disrupting agents and we are delighted to work with Dr. Cogle and The Leukemia & Lymphoma Society to further explore its therapeutic potential in AML and MDS," said Peter J. Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer. "We have indications of possible clinical activity of OXi4503 in a variety of solid tumors treated in early clinical trials and we believe that based on the preclinical studies published in Blood showing its encouraging activity particularly in myeloid based malignancies, OXi4503 possesses promising drug properties."

Patients in the Phase 1 study will receive OXi4503 administered weekly for four weeks. Patients will be individually assessed for safety and dose limiting toxicity (DLT) for the purpose of determining the MTD during the first cycle of OXi4503. Additional information about the trial can be found by searching for trial number NCT01085656 at www.clinicaltrials.gov.

In preclinical studies published in Blood, OXi4503 demonstrated potent activity against AML in animal models. Researchers administered OXi4503 to mice that were carriers of human AML, including a localized subcutaneous model and a systemic model of primary human AML, which were then studied for disease regression. The data from these models showed that OXi4503 produced remissions in AML models of differing subtypes, including those with activating mutations in the high-risk subtype FLT3, and that the potent anti-leukemic effects of OXi4503 may have resulted from vascular disruption, which interferes with endothelial cell interactions with leukemia cells, and direct cytotoxic effects on leukemia cells via generation of intracellular reactive oxygen species (ROS). This preclinical study was also funded in part by a grant from The Leukemia & Lymphoma Society. Additional information regarding the study can be found online at http://news.medinfo.ufl.edu/articles/from-the-lab/uf-oncologists-fight-leukemia-with-two-pronged-therapy-clinical-trials-to-start-within-months/.

About OXi4503

OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical trials for the treatment of leukemias and solid tumors. Like its structural analog, ZYBRESTAT(TM) (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models; and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 has been evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with cancers involving the liver.

About the Leukemia and Lymphoma Society

The Leukemia & Lymphoma Society® (LLS) is the world's largest voluntary health agency dedicated to blood cancer. The LLS mission: Cure leukemia, lymphoma, Hodgkin's disease and myeloma, and improve the quality of life of patients and their families.

LLS funds lifesaving blood cancer research around the world and provides free information and support services.

Founded in 1949 and headquartered in White Plains, NY, LLS has chapters throughout the United States and Canada. To learn more, visit www.lls.org or contact the Information Resource Center at (800) 955-4572, Monday through Friday, 9 a.m. to 6 p.m. ET.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of new clinical studies, the results of the proposed AML and MDS study, and the efficacy of OXi4503 may turn out to be wrong.  Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the outcome of clinical studies and the availability of additional financing to continue development of OXi4503.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

CONTACT: Investor and Media Contact:
         Michelle Edwards, Investor Relations
         medwards@oxigene.com
         650-635-7006